UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EAGLECREST RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada 26-2626737 (State of incorporation or organization) (I.R.S. Employer Identification No.)

340 BASA COMPOUND, ZAPATE, LAS PINAS CITY, METRO MANILA, PHILIPPINES

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]
Securities Act registration statement file number to which this form relates: 333-151269 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

Our articles of incorporation authorize us to issue up to 10,000,000 shares of common stock, par value $.001 per share, and we are not authorized to issue any shares of preferred stock.

The holders of common stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Subject to preferences that may be granted, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the stockholders. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Item 2.	Exhibits

Number	Description
3.1	Articles of Incorporation.	*
3.2	Bylaws.	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form S-1 filed on May 30, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EAGLECREST RESOURCES, INC., a Nevada Corporation Date: November 10, 2008

By: /s/ Crystal Coranes

Name:	Crystal Coranes
Title:	President, principal executive officer

By: Name: Title:	/s/ Rizalyn R. Cabrillas Rizalyn R. Cabrillas Chief Financial Officer, principal financial officer and principal accounting officer